Exhibit 5.1

August 22, 2011

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Road, Suite 800

Arlington, VA 22203

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-157627) (as amended or supplemented, the “Registration Statement”) filed on March 2, 2009 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by AvalonBay Communities, Inc., a Maryland corporation (the “Company”)  of an unlimited amount of securities of the types specified therein.  The Registration Statement became effective upon filing with the Commission on March 2, 2009.  Reference is made to our opinion letter dated March 2, 2009 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement dated August 17, 2011 (the “Prospectus Supplement”) filed by the Company with the Commission on August 18, 2011 pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of 5,100,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement.  The Shares include an over-allotment option granted to the underwriters of the offering to purchase 765,000 Shares.  We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland Business Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized(1) and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP

(1)        Technically, an opinion that the offered shares have been duly authorized is not required by the SEC rules, but as discussed below, some SEC examiners insist on it.  Because due authorization is a predicate to the valid issuance opinion, we include it.